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                                  EXHIBIT 99.1

                                  PRESS RELEASE


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FOR IMMEDIATE RELEASE

                                                         Contact: John E. Stefan
                                                                  (717) 581-6030

            STERLING FINANCIAL CORPORATION AND HANOVER BANCORP, INC.
                        COMPLETE AFFILIATION TRANSACTION

LANCASTER, PA, July 27 -- Sterling Financial Corporation (NASDAQ: SLFI) is pleased to announce the consummation of the merger with Hanover Bancorp, Inc., parent company of Bank of Hanover & Trust Company, headquartered in Hanover, York County, Pennsylvania. Shareholders of Hanover Bancorp, Inc. received .93 shares of common stock of Sterling Financial Corporation for each share of Hanover Bancorp, Inc. common stock held as of record on July 27, 2000. A total of 3,733,342 shares of common stock will be issued by Sterling Financial Corporation in connection with this transaction.

         The affiliation was completed pursuant to an Agreement and Plan of Merger dated January 25, 2000. Shareholders of Hanover Bancorp, Inc. approved the Agreement at the Annual Meeting of Shareholders held on June 14, 2000. Sterling Financial shareholders had approved the Merger at their Annual Meeting on June 13, 2000. The Agreement provides for Bank of Hanover & Trust Company to become a wholly owned subsidiary of Sterling Financial Corporation.

         John E. Stefan, Chairman, President and Chief Executive Officer of Sterling Financial Corporation said, "We are extremely pleased to have Bank of Hanover & Trust Company join our banking family, and are confident that the affiliation will be beneficial to the consumers and businesses in Adams and York counties. Additionally, we view this partnership as an opportunity for Sterling Financial Corporation to further the ideals of community banking in other local markets. We will continue to support the relationship building activities at Bank of Hanover & Trust Company through existing deposit, lending and investment initiatives, and look forward to introducing new financial products and services, such as insurance and leasing. Sterling Financial Corporation looks forward with great anticipation to becoming a part of these vibrant communities."

         "The affiliation will have a positive effect on the communities we serve because both organizations have the same philosophy toward personal customer service," said Terrence L. Hormel, Chairman of Hanover Bancorp. "Bank of Hanover & Trust Company will operate as an independent community bank and our customers will continue to have familiar faces wait on them when conducting their banking business."

         As of July 27, 2000, Sterling Financial Corporation is a multi-bank holding company with three wholly owned subsidiaries -- Bank of Lancaster County, N.A., First National Bank of



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North East, and Bank of Hanover & Trust Company. Total assets of Sterling
Financial Corporation now exceed $1.6 billion. Bank of Lancaster County, N.A. serves its marketplace via a network of 30 community banking offices located throughout Lancaster County, Pennsylvania and one office in Chester County, Pennsylvania. First National Bank of North East operates three full-service banking offices and one drive-through facility in Cecil County, Maryland. Bank of Hanover & Trust Company serves its marketplace via a network of 12 community banking offices located throughout Adams and York counties.